                                                                    EXHIBIT 10.5

CONFIDENTIAL TREATMENT*

*CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. BRACKETS AND "+" HAVE BEEN USED TO IDENTIFY INFORMATION WHICH IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.

                            MASTER ALLIANCE AGREEMENT


THIS MASTER ALLIANCE AGREEMENT (this "Alliance Agreement") is made and entered into as of May 31, 2000 (the "Effective Date") by and between Novient, Inc., a Georgia corporation ("Novient"), and Andersen Consulting LLP, an Illinois partnership ("Andersen Consulting"), on behalf of and for the benefit of all entities throughout the world comprising the Andersen Consulting organization (as defined below).

WHEREAS, Novient is a software company that develops and markets Professional Services Automation ("PSA") Software and its various components and tools, listed on Schedule 1 hereto, the Documentation described in Schedule 2 hereto, and provides related services and training materials (collectively referred to as "Novient Products");

WHEREAS, Andersen Consulting is a consulting services firm that provides business integration services and other consulting services; and

WHEREAS, the parties desire to create a framework and structure for a strategic alliance (the "Alliance") under which the parties jointly would pursue opportunities to market Novient Products and identify opportunities for Andersen Consulting to provide integration and other consulting services.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, Novient and Andersen Consulting agree as follows:

1.       ALLIANCE OVERVIEW AND GOALS

         (a) Background. Novient is a global leader in PSA, delivering software solutions based on a proprietary 100% web-based node-to-node technology which enables companies to match internal and/or external people resources with project.

                  Andersen Consulting is a leading provider of business integration services delivering integration services, human performance content aggregation and integration, human performance delivery services, business process management services, hosting services, and consulting services (collectively referred to as "Consulting Services").

         (b) Purpose. The parties wish to form a strategic Alliance in order to pursue opportunities to market Novient Products and identify opportunities for Andersen Consulting to provide Consulting Services.

         (c) Objectives. The parties anticipate working together in a number of ways pursuant to this Alliance Agreement with the goal of forming a win/win relationship to maximize the potential revenues and profitability of each party. Novient's primary goals in connection with the Alliance are to expand Novient's sales channels and customer reach, and enhance its ability to deliver Novient Products and to support Andersen Consulting's position as a leader in web-enabled Human Performance Management solutions. Andersen Consulting's primary goals in connection with the Alliance are to generate "pull-through" consulting revenue, direct revenues (commissions) from Novient's sale of software licenses, and referral fees, and increase the market capitalization value of Novient.

         (d) Scope of Business Development Efforts. The scope of the Alliance relationship will be global and cross industry. The initial focus of business development will be North America; however, the parties intend that their efforts will expand globally as opportunities and mutual resource plans evolve. In order to implement the Alliance on a global scale, it is understood that all the rights and benefits of this Alliance Agreement inure to the benefit of any entity comprising the Andersen Consulting Worldwide Organization. For purposes of this Alliance Agreement, "Andersen Consulting" shall mean Andersen Consulting LLP, Proquire LLC and any of the partnerships, firms, corporations, entities and individuals, wherever located, which together are referred to as the "Andersen Consulting Business Unit" of the Andersen Worldwide Organization whether by virtue of their member firm interfirm agreements with Andersen Worldwide Societe Cooperative (or any successor or assignee thereto acting to coordinate the business of such entities) or by virtue of ownership, direct or indirect, by such an entity or otherwise being under the control of or under common control, directly or indirectly, with such an entity and which are thereby deemed part of the Andersen Consulting Business Unit. Such Andersen Consulting entities, other than Andersen Consulting LLP, will execute an acknowledgment confirming such entity's participation under this Alliance Agreement and an agreement to be bound hereby.

         (e) Implementation in Other Countries. This Alliance Agreement is the overall framework for the Alliance between Andersen Consulting and Novient; however, it is understood that specific implementation of this relationship internationally will require that local country addenda be added to this Alliance Agreement from time to time, executed by the Andersen Consulting entity in the country and an entity representing Novient; the intent is that such addendum will not modify the terms of this Alliance Agreement except to the extent necessary to reflect international and local business conditions and legal requirements.

         (f) Nature of Relationship. The parties agree to cooperate in implementing this Alliance Agreement, to conduct the Alliance in a spirit of collaboration and cooperation, and to focus their efforts to build a significant and profitable relationship beneficial to both parties; notwithstanding anything herein to the contrary, this Alliance Agreement is non-exclusive in nature, and nothing in this Alliance Agreement is intended to or shall be deemed to create a corporation, partnership, joint venture, or other legal entity of any kind or for any purpose as between the parties. The parties shall be and remain independent contractors at all times. Neither party shall be deemed a joint employer of the other's employees, each party being responsible for any and all claims by its employees, subject to Section 11(b). Neither party's employees shall be deemed "leased" employees of the other for any purpose.

         (g) Other Opportunities. Each party shall, at all times remain free to decline to pursue a specific opportunity in its discretion and may work with another product or services provider, which may result in competitive activities between the parties. Neither party shall have any authority to, or shall attempt to, bind or commit the other party for any purpose without the express written consent of the other.

2.       ALLIANCE ACTIVITIES

         (a) Key Alliance Activities. The parties have identified two activities as the key aspects of the Alliance: Joint Marketing and Joint Business Development. Each is described below:

                  (1) Joint Marketing. The parties' objectives for this component are to increase market share of Novient Products and Andersen Consulting's Consulting Services, increase market image and awareness of Novient as a provider of PSA software and solutions, and position Andersen Consulting as an innovative and technology savvy solution provider.

                           The parties will target companies characterized as among the Fortune 500 Global 2000, as well as rapidly scaling companies, as identified by the parties The parties will prioritize a list of targeted companies.

                           Andersen Consulting will market Novient as its preferred Professional Services Automation provider; Novient will market Andersen Consulting as its preferred provider of business integration services.

                           Subject to the immediately following paragraph and
                           Section 8, Novient will issue a press release announcing Andersen Consulting's purchase of certain Novient Products and the fact that Andersen Consulting has entered into the Alliance with Novient. Subject to the immediately following paragraph and Section 8, Andersen Consulting will announce press releases when the Alliance has significant wins.

                           Each party will submit to the other party, for its prior written approval, which shall not be unreasonably withheld or delayed, any marketing, advertising, press releases or other promotional material referencing the other party and/or its trade names, trademarks and service marks (the "Promotional Materials"). Once approved, the Promotional Materials may be continuously used by a party and its affiliates for the purposes contemplated by this Alliance Agreement until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, reasonably existing inventories of Promotional Materials may be depleted over a mutually agreed time period.

                           The parties will collect or assemble materials which support the parties' activities, such as: executive briefings, success stories, articles, press releases, joint publications, descriptions of product roll-outs/launches, descriptions of market offerings, and technical documentation and materials, joint collateral, business and trade events such as seminars, trade shows, speaking opportunities, sales team instructions, and referral programs.

                  (2) Joint Business Development. The parties' objectives for this component are to generate new business for both Novient and Andersen Consulting.

                           Andersen Consulting will internally announce the execution and delivery of this Alliance Agreement, make available Novient marketing materials to Andersen Consulting personnel, and establish Novient/Andersen Consulting contact points.

                           Novient will create appropriate incentives for Novient's sales people to sell Andersen Consulting's services.

                           In consideration of the execution and delivery by Andersen Consulting of this Alliance Agreement, Novient shall issue to Andersen Consulting certain warrants to purchase shares of Novient common stock pursuant to that certain Warrant Issuance Agreement, dated as of the date hereof, between the parties. The parties acknowledge that such warrants shall be deemed fully vested and are not contingent upon the performance by the parties of their respective obligations under this Alliance Agreement.

         (b) Opportunity Development. In order to support the key Alliance activities described above and to develop opportunities consistent with the purpose of this Alliance, the parties will meet to discuss staffing of any jointly targeted engagement prior to meeting with the prospective client. During those meetings, neither Andersen Consulting nor Novient will recommend or encourage clients to request specific individuals from the other organization without written pre-authorization.

                  Each party shall provide the other with advance notice of opportunities to offer or provide either Novient Products or Andersen Consulting's Novient product-related Consulting Services, as the case may be, and each party will provide commercially reasonable assistance to enable the other to pursue and to negotiate an agreement to provide such Novient Products or Andersen Consulting's Novient product-related Consulting Services to those clients.

                  Andersen Consulting will introduce Novient Products to those select clients identified by Andersen Consulting, as well as to other clients, other internal industry groups and Andersen Consulting lines of business, as it deems appropriate, and will introduce members of the Novient sales force to the select clients as well as a mutually agreed list of target clients as part of the agreed upon marketing program and in a manner consistent with the guidelines set forth in mutually agreed upon teaming arrangements between the parties. Similarly, Novient will introduce Andersen Consulting to those select clients identified by Novient as well as to targeted Novient clients.

                  The parties will endeavor to deliver complementary messages when marketing each other's goods and services.

         (c)                              [++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  +].

         (d) Teaming Agreement. In the event the parties wish to jointly pursue an opportunity, for example, in connection with an RFP, they will execute a mutually agreed teaming agreement to describe guiding principles for account management.

3.       OPERATIONAL ASPECTS

         (a) Training. Subject to Section 3(b), training materials that Novient currently possesses, or subsequently develops during the term of this Alliance Agreement, will be made electronically available for internal use by Andersen Consulting. Andersen Consulting will provide assistance in the development of such training materials pursuant to the Master Consulting Services Agreement, dated as of the date hereof, between the parties.

         (b) Access to Novient Products. In the course of working together, Andersen Consulting will need access to Novient Products for sales and marketing, customer projects, coordination with Novient sales organization. Novient hereby grants to Andersen Consulting a nonexclusive, worldwide, royalty-free, license during the term of this Alliance Agreement, to market, use, install, copy, and display the Novient Products and to develop market offerings, solely for the following purposes: (i) marketing, promoting and demonstrating the Novient Products (either on a "stand alone" basis or in conjunction with services and products of Andersen Consulting or third parties) in exhibits, Andersen Consulting demonstration centers, and to prospective clients and Registered Prospects (as defined in paragraph (k) below);
                  (ii) developing and demonstrating implementation methodology and application programs utilizing the Novient Products; (iii) training Andersen Consulting personnel; and (iv) in conjunction with providing Consulting Services to clients who have a license from Novient for the Novient Products. During the term of this Alliance Agreement, Novient will promptly make available to Andersen Consulting at no charge any updates and upgrades to the Novient Products that it makes available to its customers receiving maintenance or support. In addition, during the term of this Alliance Agreement, Novient will keep Andersen Consulting informed on future product releases by providing Andersen Consulting with schedules and other details relating to future product releases.

                  This Alliance Agreement does not grant to Andersen Consulting
                  (i) the right to decompile, disassemble, reverse engineer or attempt to reconstruct, identify or discover any source code for the Novient Products, (ii) modify, or alter the Novient Products in any way that jeopardizes Novient's proprietary rights, (iii) provide, lend, use for timesharing or service bureau purposes, or otherwise allow use or allow third parties (other than agents or customers) to use the Novient Products for the benefit of third parties (other than in connection with marketing or demonstration uses) or (iv) any right to access the Novient Product source code that is not generally available to Novient's other strategic partners or customers.

         (c) Right to Demonstrate Novient Products. Andersen Consulting shall have the right to demonstrate Novient capabilities associated with Andersen Consulting Market Offerings and demonstrate Novient capabilities at Andersen Consulting demonstration forums. Andersen Consulting shall have the right to demonstrate Novient Products both to customer prospects and internally with and without direct Novient participation.

         (d) Access to Novient Product Briefings. Novient also agrees to provide Andersen Consulting personnel preferred access to Novient product briefings, user group meetings, learning sessions and materials, and product documentation at no charge to Andersen Consulting.

         (e) Technical Support. At no charge to Andersen Consulting, Novient will provide: (1) technical support assistance to Andersen Consulting engagement teams who are assisting clients with the implementation of Novient Products, (2) technical specialists for assistance during proof of concepts or other pre-sales tasks for a limited period, and (3) access to a technical support hotline for all Andersen Consulting personnel where Novient Products have been implemented. Novient will build a team of people to support this Alliance with Andersen Consulting. Novient shall maintain a sufficient number of people to support Andersen Consulting in connection with the Alliance.

         (f) Andersen Consulting Support of Novient Products. Novient will work with Andersen Consulting to support Novient Products by providing on-site technical resources and pre-sales assistance, all in a manner agreed upon between Novient and Andersen Consulting. Andersen Consulting may from time to time provide access to Andersen Consulting developed software products and configuration templates for Novient's evaluation of possible use in future releases of Novient Products. Any such use may only be with the execution of a written agreement granting Novient the rights to use the Andersen Consulting materials upon terms and conditions (including, if appropriate, a licensing fee and conditions on term and use) that are mutually acceptable to Andersen Consulting and Novient.

         (g) Responsibility for Products and Services. Each party shall be and remain fully responsible for its products and services and for all licenses and other arrangements with users of its products and/or services, including providing warranties, maintenance and support. Novient will be solely responsible for obtaining any and all rights necessary to allow Andersen Consulting to market, in accordance with this Alliance Agreement, any computer code, modules, programs, data files, including documentation that is proprietary to a third party and that is embedded or that is inseparable from a Novient Product ("Third Party Products"), including responsibility for any administrative or financial arrangements in relation to such Third Party Products.

         (h) Subcontractor Relationships. Generally, Novient will be the licensor of its product to end users, while Andersen Consulting will contract directly with end users for Andersen Consulting's Consulting Services. The foregoing notwithstanding, the parties understand that from time to time the needs or desires of a prospective licensee of Novient Products may require one of the parties to act as a prime contractor, with the other acting as a subcontractor. Any such prime-subcontractor relationship shall be pursuant to a separate written agreement between the parties for that purpose. When such an agreement has been developed it will be used as the basis to further such relationships as appropriate. Andersen Consulting reserves the right to have another of Andersen Consulting's affiliates or contractors act as prime contractor for licensing of Novient Product in such a situation.

         (i) Payment Obligations. There shall be no payments or obligations to pay between the parties except as expressly provided in this Alliance Agreement. Except as expressly provided in this Alliance Agreement, neither party shall have any right to share in any revenues derived by the other, nor shall there be any sharing of revenue of any kind as a result of joint marketing activities hereunder. Each party shall be fully responsible for its costs or expenses in performing under this Alliance Agreement except as expressly provided to the contrary in this Alliance Agreement.

         (j) Pricing Model. Novient will not create pricing models or discount structures for any other person or entity more favorable than those granted to Andersen Consulting pursuant to this Alliance Agreement, assuming comparable relationships and level of commitment by each party.

         (k) Marketing Assistance Fees. In all opportunities which the parties' Alliance Managers agree to jointly pursue a prospective client (together with any of its affiliates, a "Registered Prospect"), Novient shall pay Andersen Consulting a fee (a "Marketing Assistance Fee" or "MAF") equal to [+++++] of the "initial software license revenue" received by Novient where both (i) Novient licenses or provides access to any version or release of any of the Novient Products to a Registered Prospect and (ii) Andersen Consulting has provided Significant Sales Support (as defined in Section 3(l)). Notwithstanding the foregoing, Andersen Consulting will be entitled to a MAF equal to [+++++] of the "initial software license revenue," less any royalty payments to third parties (the "[+++++] MAF"), when Andersen Consulting has significant influence over the Registered Prospect's decision making process by (a) owning 10% or more of the outstanding equity securities of the Registered Prospect, (b) controlling a majority of the members of the Board of Directors of such Registered Prospect or (c) including such Registered Prospect in a service market exchange where it will be linked directly to Andersen Consulting's use of the Novient Products. Once an aggregate amount of the [+++++] MAF paid to Andersen Consulting exceeds [++++++++++], the MAF for all Registered Prospects over which Andersen Consulting has significant influence (as described above) during the remainder of the term of this Alliance Agreement will be [+++++] of the "initial software license revenue" less any royalty payments to third parties. The "initial software license revenue" includes, for each Registered Prospect, (1) all license, access or similar fees paid under the first agreement (the "Initial Agreement") where Novient licenses or provides access to any version or release of any of the Novient Products to such Registered Prospect other than on a trial or demonstration basis (all such agreements being a "License Agreement") and (2) all license, access or similar fees paid under any License Agreement that Novient enters into with the Registered Prospect within 6 months after entering into the Initial Agreement, in each case, exclusive of any (x) sales, use, withholding, excise, value-added, services, consumption, invoicing, transfer or other transaction-specific taxes with respect to the grant of such license or access and (y) net of, and only of, any concessions, price reductions, or other discounts actually granted by Novient to the Registered Prospect. With respect to Registered Prospects over which Andersen Consulting has significant influence (as described above), Novient shall price its products in such a manner that each party's net proceeds of the "initial software license revenue" pursuant to the MAF shall not be less than [++++++++] per user. With respect to all other Registered Prospects, Novient shall price its products in such a manner that Novient's and Andersen Consulting's net proceeds of the "initial software license revenue" pursuant to the MAF shall not be less than [++++++++] per user and [++++++++] per user, respectively.

         (l) Significant Sales Support. "Significant Sales Support" means any activities that may include, for example, any of the following: pre-solicitation activities, solicitation analysis and questions/shaping, proposal strategy development and drafting, oral presentations, pre-award technical requirements (e.g., demonstrations and benchmark tests) or similar forms of resource investment in opportunities. Notwithstanding the forgoing, if Andersen Consulting performs the sales activities described in the applicable Prospect Registration Form (as defined in Section 3(m)) as and when reasonably requested by Novient, Andersen Consulting will be deemed to have provided Significant Sales Support.


         (m) Registered Prospects Notification. When the parties desire to jointly pursue a Registered Prospect, the parties will complete and execute a "Prospect Registration Form," in substantially the form set forth in Exhibit A attached hereto. Each Prospect Registration Form will describe the Registered Prospect, the project and the specific sales activities expected to be performed by each party. Notwithstanding the foregoing, if Andersen Consulting provides Significant Sales Support, the failure to have a complete and fully executed Prospect Registration Form will not prevent Andersen Consulting from receiving the appropriate MAF, provided, that prior to the 90th day after a License Agreement has been entered into with the Registered Prospect, Anderson Consulting has taken commercially reasonable efforts to complete a Prospect Registration Form and to submit such form to Novient. Each party will, at the other party's request, complete and execute a Prospect Registration Form in good faith for any ongoing marketing effort or transaction with a Registered Prospect for which a Prospect Registration Form has not been previously executed. The Prospect Registration Form will, at a minimum, reflect the actual efforts that Andersen Consulting has provided prior to execution thereof.

         (n) Registered Prospects. Novient will recommend Andersen Consulting to each Registered Prospect as a strategic provider of Consulting Services for the Novient Products and will provide Andersen Consulting with the opportunity to participate in joint marketing and proposal opportunities with respect to the Registered Prospect. Andersen Consulting will recommend Novient as its strategic technology provider of PSA software solutions.

         (o) Payment of Fees. Novient will pay Marketing Assistance Fees to Andersen Consulting within 30 days after Novient receives payment from the Registered Prospect. Each MAF will be accompanied by a report listing the license fee payments to Novient for which the MAF is being paid and identifying the applicable License Agreements. Novient will also provide excerpts from each applicable License Agreements describing any and all payments to be made to Novient under such License Agreement. Any payments due by one party to the other party under this Alliance Agreement will be payable in U.S. dollars. For Novient Products licensed outside the United States, the United States dollar equivalent amount due to Andersen Consulting for MAFs will be determined by the exchange rate in effect as of the date that Novient receives payment from the Registered Prospect.

         (p) Taxes. Novient or its applicable client, as agreed upon between Novient and such client pursuant to a separate written agreement, shall pay for all taxes in connection with the licensing of Novient Products to such client, including any sales, use, excise, value-added, services, consumption, withholding, invoicing and other taxes. Andersen Consulting or its applicable client, as agreed upon between Andersen Consulting and such client pursuant to a separate written agreement, shall pay for all taxes in connection with the provision of services by Andersen Consulting to such client, including any sales, use, excise, value-added, services, consumption, withholding, invoicing and other taxes. Each party shall provide and make available to the other information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by the other party. Each party shall use reasonable efforts to promptly notify the other party of, and coordinate with such other party the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which such original party is responsible hereunder.

         (q) Recording of Fees. Novient will keep accurate and complete records ("Records") of its License Agreements, licensing activities and license revenue from Novient Products, including all documents required for the full computation and verification of MAFs, for as long as Novient is obligated to pay MAFs plus an additional 24 months. Andersen Consulting shall be permitted, at its expense and on reasonable advance notice to Novient, to audit the calculation of MAFs and the corresponding Records but not more frequently than once per year. If an audit reveals an underpayment or overpayment of MAFs, the appropriate party will promptly remit the amount of the underpayment or over payment to the other party. If an audit reveals an underpayment of MAFs greater than 5% in any 12-month period, Novient agrees to reimburse Andersen Consulting for its costs for the audit. If an audit reveals an overpayment or underpayment of greater than 5%, Andersen Consulting will thereafter have the right to conduct audits once per quarter instead of once per year.

         (r) No Disincentives. Novient will not intentionally create disincentives or penalties for its Novient employees, such as reduced commission, compensation or any other manner for selling Novient Products or other software or learning content to the clients targeted by the parties, other Andersen Consulting clients, or clients within the targeted market segments.

         (s) Professional fees charged to Registered Products. Andersen Consulting will retain 100% of its professional fees related to its Consulting Services (and any other products or services) provided to Registered Prospects or other third parties.

         (t) Disclosure of Rates. Neither party shall disclose any billing or cost rates of the other party hereto to any Registered Prospect without prior written approval from such party.

4.       RELATIONSHIP AND INTERNAL MANAGEMENT

         (a) Alliance Management Executive. The parties' objectives for this aspect of the Alliance are to improve client satisfaction, create a win/win relationship, and to drive the growth of each party's market share. In order to accomplish these results, Andersen Consulting and Novient shall, within a reasonable time following the Effective Date, designate an "Alliance Executive" to be its principal representative in connection with performance under this Alliance Agreement. Each Alliance Executive will be responsible for promoting the products or services of the other party within the Alliance Executive's respective organization.

         (b) Alliance Manager. Each of Andersen Consulting and Novient shall also within a reasonable time following the Effective Date designate an "Alliance Manager", responsible for the overall on-going and day-to-day management of the relationship. The Alliance Managers shall meet/speak periodically, but not less than monthly. The Alliance Manager will be a party's primary or first point of contact for all relationship matters under this Alliance Agreement.

         (c) Changes. Either party shall have the right to change participants described above by providing written notice to the other party, although in any case a party's representatives shall always have sufficient seniority and authority for the role, and shall be reasonably acceptable to the other party.

5.       TERM AND TERMINATION

         (a)      Term. The initial term of this Alliance Agreement shall be two
                  (2) years from the Effective Date (the "Initial Term"). Unless either party notifies the other at least 60 days prior to expiration of the Initial Term of its intent not to renew, this Alliance Agreement shall automatically renew for successive one (1) year renewal terms on the terms set forth in this Alliance Agreement unless either party notifies the other in writing at least 60 days prior to expiration of any such renewal term of its intent to renegotiate or terminate this Alliance Agreement.

         (b) Termination for Cause. Either party may terminate this Alliance Agreement at any time for material breach by the other of any term of this Alliance Agreement, provided it has given the other party prompt notice of the breach, identifying specifically the breach, and provided further that the breaching party has not cured the breach within 30 days of its receipt of the notice.

         (c) Termination Without Cause. Either party may terminate this Alliance Agreement at any time upon at least 60 days prior written notice to the other party; provided, however, that if as a result of their joint marketing efforts, either party has entered into negotiations to provide Novient Products or Andersen Consulting's Consulting Services, as the case may be, then the termination shall not be effective until the completion of such negotiations.

         (d) Outstanding Payments. Upon any expiration or termination of this Alliance Agreement, the parties agree that any fees due to the other party pursuant to the Alliance and/or this Alliance Agreement shall be paid promptly to the other party.

         (e) Survival. Upon any termination or expiration of this Alliance Agreement, the provisions of Sections 1(f), 3(g), 3(I), 3(k), 3(o), 3(p), 3(q), 5, 6, 7, 8, 9, 10, 11 and 12 shall survive, as shall any prime-subcontracts or licenses granted hereunder (which shall be governed by their own terms).

6.       INTELLECTUAL PROPERTY

         (a)      Definitions.

                  (1) "Work Products" shall mean all inventions, whether or not patentable, know-how, original works of authorship, developments, improvements or trade secrets (including, but not limited to, computer software or related product, such as learning materials, product documentation, presentations, marketing collateral, etc.) developed by either Novient or Andersen Consulting (either independently or in concert with the other party) pursuant to this Alliance Agreement, other than either party's Pre-Existing Intellectual Property (as defined in
                           Section 4.6).

                  (2) "Proprietary Rights" shall mean rights in any tangible or intangible property that is protected by any letters patent, trade secret, copyright, trademark, service mark, trade name or similar proprietary rights recognized by common law or statute.

         (b) Ownership of Novient Developed Work Products. Without otherwise limiting Andersen Consulting's rights in its Knowledge Capital (as defined in Section 6(e)), Novient shall own all Proprietary Rights in all Work Products developed principally by Novient. Andersen Consulting hereby assigns all Proprietary Rights in such Novient-owned Work Products to Novient. Notwithstanding the foregoing, Novient agrees that if any such Novient-owned Work Products contain information that is confidential to Andersen Consulting, it shall be used by Novient only in accordance with Section 7 below. Novient hereby grants to Andersen Consulting a non-exclusive, perpetual, irrevocable, worldwide, non-transferable, paid-up license to use, sublicense, copy, maintain, modify, enhance, prepare marketing related works (as described in Section 3(b)) and distribute such Novient-owned Work Product in connection with Andersen Consulting's business.

         (c) Ownership of Andersen Consulting Developed Work Products. Without otherwise limiting Novient's rights in its Knowledge Capital, Andersen Consulting shall own all Proprietary Rights in any Work Products developed principally by Andersen Consulting. Novient hereby assigns all Proprietary Rights in such Andersen Consulting-owned Work Products to Andersen Consulting. Notwithstanding the foregoing, Andersen Consulting agrees that if any such Andersen Consulting-owned Work Products contain information that is confidential to Novient, it shall be used by Andersen Consulting only in accordance with Section 7 below. Andersen Consulting hereby grants to Novient a non-exclusive, perpetual, irrevocable, worldwide, non-transferable, paid-up license to use, sublicense, copy, maintain, modify, enhance, prepare marketing related works (as described in Section 3(b)) and distribute such Andersen Consulting-owned Work Products in connection with Novient's business.

         (d) Ownership of Jointly Developed Works. The parties' rights in jointly developed Work Products shall be as provided in specifically written "Joint Development Agreements" to be executed and delivered by the parties.

         (e) Knowledge Capital. Regardless of how Work Product is characterized and subject to each party's confidentiality obligations pursuant to Section 7, each party shall have and retain all rights and interests in all information in non-tangible form, which may be retained by persons (in their memories) who may have access to the Work Product, including their ideas, concepts, know-how, techniques, skills, and processes, irrespective of whether possessed by the parties prior to, or refined during the course of an engagement under this Alliance Agreement (collectively referred to as "Knowledge Capital").

         (f) Further Assurances. The parties shall cooperate with each other and execute such other documents as may be necessary and appropriate to perfect ownership and licensing rights granted in this Section 6.

         (g) Independent Development. Subject to the rights and interests which may be conveyed under this Section 4 and subject to the party's confidentiality obligations described in Section 7, in no event shall either party be precluded from developing for itself, or for others, materials which are competitive with the Work Products, irrespective of their similarity to the Work Products.

         (h) Reservation of Title. Notwithstanding any other provision of this Alliance Agreement to the contrary, as between the parties, each party will be the sole and exclusive owner of all of its respective Proprietary Rights to all software, processes, methodologies, design guides, developmental tools, techniques and technical business information that (i) is owned or developed by or on behalf of such party or its affiliates before the Effective Date, (ii) is refined during the course of an engagement under this Alliance Agreement, (iii) is subsequently acquired or independently developed by or on behalf of such party or its affiliates after the Effective Date without the use of the intellectual property of the other party or (iv) constitutes derivative works of the items specified in clause (i), (ii) or
                  (iii) above (collectively, with respect to each party, "Pre-Existing Intellectual Property").

         (i) Pre-Existing Andersen Consulting Materials. In the course of performance hereunder, Andersen Consulting may use products, materials, tools and methodologies that are proprietary to Andersen Consulting or to third parties (collectively "Proprietary Items"). As between Novient and Andersen Consulting, Proprietary Items will be deemed Confidential and Proprietary Information of Andersen Consulting for purposes of
                  Section 7. Included among the Proprietary Items of Andersen Consulting are tools that Andersen Consulting identifies as Solution Construction Aids ("SCAs"), which Andersen Consulting makes available to clients under separate licensing terms. Novient shall have or obtain no rights in such Proprietary Items (or in any modifications or enhancements to them) other than (i) to use them as authorized by Andersen Consulting in writing from time to time solely for purposes of performing under this Alliance Agreement or (ii) pursuant to Andersen Consulting's standard license for such Proprietary Items or, in the case of Proprietary Items owned by third parties, pursuant to terms acceptable to the applicable third party. If Proprietary Items are made available to Novient under (i) above, they will be made available in an "AS IS" condition and without express or implied warranties of any kind; those Proprietary Items made available under (ii) above shall be subject only to applicable terms of the applicable license.

7.       CONFIDENTIALITY.

         (a) For purposes of this Alliance Agreement, "Trade Secrets" means information, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which constitutes a trade secret under applicable law; "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential. During the term of this Alliance Agreement, each party may be given access to Trade Secrets or Confidential Information of the other (the "Owner") that (i) has been labeled as confidential information, (ii) is identified by the disclosing party as confidential information in a contemporaneous writing, or (iii) is provided under circumstances in which the parties knew or reasonably should have known from the circumstances of the disclosure that the information was confidential (collectively,

                  "Confidential and Proprietary Information"). In connection therewith, the subsections set forth below shall apply.

         (b) The Confidential and Proprietary Information of the Owner may be used by the receiver ("Recipient") only in connection with the purposes of this Alliance Agreement.

         (c) The Recipient agrees to protect the confidentiality of the Owner's Confidential and Proprietary Information in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall the Recipient exercise less than reasonable care in protecting the Owner's Confidential and Proprietary Information. Access to the Confidential and Proprietary Information shall be restricted to Andersen Consulting and Novient personnel engaged in a use permitted hereby.

         (d) Except as otherwise provided by this Alliance Agreement, the Confidential and Proprietary Information may not be copied or reproduced without the Owner's prior written consent.

         (e) Except as otherwise provided by this Alliance Agreement, all Confidential and Proprietary Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) termination or expiration of this Alliance Agreement or (b) request by, or on behalf of, the Owner.

         (f) Nothing in this Alliance Agreement shall prohibit or limit either party's use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies)
                  (i) previously known to it without an obligation of confidence, (ii) independently developed by or for it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Alliance Agreement.

         (g) If a Recipient receives a subpoena or other validly issued administrative or judicial process requesting Confidential and Proprietary Information of the Owner, it shall provide prompt notice to the Owner of such receipt. The party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to that extent permitted by law.

         (h) In connection with the Alliance, Andersen Consulting may from time to time undertake one or more quality assessment reviews. In order for such reviews to be frank and candid, for the greatest benefit to both Novient and Andersen, they should be kept confidential to the greatest extent possible. The parties agree that any documentation created in connection with such quality assessment reviews shall be Confidential and Proprietary Information of Andersen Consulting.

         (i) With respect to Trade Secrets that constitute Confidential and Proprietary Information, the obligations in this Section 7 shall continue for so long as such information constitutes a Trade Secret. With regard to Confidential Information that constitutes Confidential and Proprietary Information, the obligations in this Section 7 shall continue for the term of this Alliance Agreement and for 5 years thereafter.

8.       PUBLICITY

         All press releases, publicity, marketing or sales materials, or other materials developed by or on behalf of either party to further the purposes of this Alliance Agreement that refer to this Alliance Agreement or the relationship between the parties, or otherwise use the name or trademark of the other party, shall be subject to prior review and written approval by the Alliance Executive of the other party. Under no circumstances, without prior written approval, shall either party reference this relationship, and/or use either party's name, brand, and/or logo in any external market communications, publications, websites, or in any other manner. The parties may designate types or classes of materials that will be previously approved by the parties and therefore do not require additional approval at the time of use/issuance. Nothing in this Alliance Agreement conveys any license or right to any trademark, service mark, trade name or other name of either party. The foregoing notwithstanding, either party may include factual descriptions of the relationship between the parties in presentations without consent.

9.       NOTICES

         Any notice or formal communication required or permitted under this Alliance Agreement shall be in writing and effective either when delivered personally to the party for whom intended, or 5 days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), facsimile (with confirmation of delivery) or overnight delivery services ( with confirmation of delivery), addressed to such party at the address set forth below. Either party may designate a different address by notice to the other given in accordance herewith.

         If intended for Andersen Consulting:

                  Bret H. Bero
                  Andersen Consulting LLP
                  100 William Street
                  Wellesley, MA 02481

                  With copies of any notice of breach or other legal action to:

                  General Counsel
                  Andersen Consulting LLP
                  100 South Wacker Drive, Ste. 500
                  Chicago, IL 60606

         If intended for Novient:

                  Mr. R. Halsey Wise
                  President and COO
                  Novient, Inc.
                  3525 Piedmont Road
                  Seven Piedmont Center, Suite 500
                  Atlanta, GA 30305

10.      NON-SOLICITATION.

         Except as the other party expressly authorizes in writing in advance, neither party shall solicit, offer work to, employ, or contract with, whether as a partner, employee or independent contractor, directly or indirectly, any Personnel (as defined below) of the other party during such Personnel's participation in activities pursuant to this Alliance Agreement or during the 12 months thereafter. The foregoing restriction shall not apply to employment in response to general solicitations not directed to a specific individual or group of individuals within either Novient's or Andersen Consulting's organizations. Each party acknowledges that: (a) the other party has a valid interest in maintaining a stable work force; (b) this provision is reasonably tailored to that purpose; and (c) that the liquidated damages amount is a reasonable approximation of the costs and damages that a party would incur as a result of such action by the other party. For purposes of this Alliance Agreement, "Personnel" includes any individual a party employs as a partner, employee or independent contractor and with which a party comes into direct contact in the course of this Alliance Agreement.

11.      INDEMNIFICATION

         (a) Each party shall defend, indemnify and hold harmless the other party and its officers, partners, employees, affiliates and agents from and against any loss, claim, damage or liabilities (or actions in respect thereof that may be asserted by any third party) that may result from any third party claims arising out of or relating to that party's products or services and will reimburse the other party for all expenses (including counsel fees) as incurred by such party in connection with any such action or claim.

         (b) Each party shall indemnify, defend and hold harmless the other party and its officers, partners, employees, affiliates and agents, from and against any third party claims, demands, loss, damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of the indemnifying party, its personnel or agents in connection with the Alliance hereunder.

         (c) Upon notice by a party in writing of a third party claim against such party (the "Indemnified Party") that any products and services of the other party (the "Indemnifying Party") infringe any patent, copyright, trade secret, or other intellectual property right of any third party, the Indemnifying Party will defend such claim at its expense and will pay any costs or damages that may be finally awarded against the Indemnified Party. The Indemnifying Party will not indemnify the Indemnified Party, however, to the extent that the claim of infringement is caused by (1) the Indemnified Party's misuse or modification of such products and services in a manner not reasonably contemplated by this Alliance Agreement; or (2) the Indemnified Party's use of the products and services in combination with any product or information not reasonably contemplated by this Alliance Agreement and the applicable documentation.

         (d) To receive the foregoing indemnities, the party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party's expense) and full authority to defend or settle the claim or suit. The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party's written consent.

         (e) The limit of each party's liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to other, arising out of or in any manner related to this Alliance Agreement, for any and all claims, shall not in the aggregate exceed the sum of US$1,000,000. In no event shall either party be liable for consequential, incidental or punitive loss, damage or expenses (including but not limited to business interruption, lost business, or lost savings) even if it has been advised of their possible existence. The foregoing limitations and exclusions shall not apply to (i) the parties' respective indemnification obligations set forth in Section 3(g), 11(a), 11(b), 11(c), 11(d), or (ii) Novient's
                  payment obligations pursuant to Section 3(k). Any action by either party must be brought within two 2 years after the cause of action arose.

         (f) The allocations of liability in this Section 11 represent the agreed and bargained-for understanding of the parties. The parties agree further that they will look only to the assets of the other party in connection with the liabilities hereunder and in no event shall they have any claim against any shareholder, partner or holder of an ownership interest in the other party in connection with this Alliance Agreement.

12.      MISCELLANEOUS

         (a) Non-assignment. The terms and conditions of this Alliance Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective successors and permitted assigns. Neither this Alliance Agreement nor any of the rights or obligations hereunder shall be assigned by either party without the prior written consent of the other party, provided that either party may assign this Alliance Agreement to any successor of substantially all of its business without consent.

         (b) Entire Agreement. This Alliance Agreement, together with the Schedules and Exhibits, constitute the entire business agreement between the parties hereto and supersedes any and all prior agreements, arrangements and/or understandings between the parties, whether or oral or written, relating to the subject matter hereof. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the parties hereto with respect to the subject matter hereof. This Alliance Agreement shall not be deemed or construed to be modified or amended except by written agreement of the parties.

         (c) No Waiver. The failure of either party at any time to require performance by the other of any provision hereof shall in no way constitute a waiver thereof unless waived in writing. Nor shall the waiver of any breach of any provision hereof be held to be a waiver of any subsequent breach of such provision or any other provision.

         (d) Force Majeure. Neither party shall be liable for any delays or failures in performance (other than payment obligations hereunder) due to circumstances beyond its reasonable control.

         (e) Conflict Resolution. The parties agree that in the event of a dispute or alleged breach of this Alliance Agreement, they will work together in good faith first to resolve the matter internally with the participation of the Alliance Managers by escalating it to higher levels of management (first to the Alliance Managers, then to the Alliance Executives) and then, if necessary, to use a mutually agreed alternative dispute resolution technique prior to resorting to litigation. This provision shall not apply to disputes involving confidentiality or infringement of intellectual property rights (in which case either party shall be free to seek available remedies in any forum).

         (f) Specific Performance. Each party acknowledges and agrees that any breach of the agreements and covenants contained in this Alliance Agreement would cause irreparable injury to the other party for which such other party would have no adequate remedy at law. In addition to any other remedy for which a party may be entitled, each party agrees that temporary and permanent injunctive and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Alliance Agreement.

         (g) Warranty. Each party agrees that its obligations and responsibilities under this Alliance Agreement will be performed in a good and workmanlike manner, and will reperform any work not in compliance with this warranty brought to its attention within a reasonable time. Neither party makes any representations or warranties to the other regarding specific results of the joint or separate marketing activities, or with respect to products and services it contributes, under this Alliance Agreement.

                  THE PRECEDING IS EACH PARTY'S ONLY WARRANTY MADE IN CONNECTION WITH THIS ALLIANCE, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE.

         (h) No Third Party Beneficiaries. Except for the indemnitees specifically identified in Section 11, nothing contained in this Alliance Agreement is intended to confer upon any person (other than the parties hereto) any rights, benefits, or remedies of any kind or character whatsoever, and no person shall be deemed a third party beneficiary under or by reason of this Alliance Agreement.

         (i) Modification. This Alliance Agreement may not be modified or amended except by the mutual written agreement of the parties. No waiver of any provision of this Alliance Agreement shall be effective unless it is in writing and signed by the party against which it is sought to be enforced.

         (j) Governing law. This Alliance Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflict of law rules. The parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods
                  (1980) to this Alliance Agreement and the performance of the parties contemplated herein, to the extent that such convention might otherwise be applicable.

         (k) Severability. If any term or provision of this Alliance Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Alliance Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

         (l) Counterparts. This Alliance Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Alliance Agreement.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties have duly executed and accepted this Alliance Agreement as of the Effective Date.

                                      ANDERSEN CONSULTING LLP


                                      By: /s/ Bret H. Bero
                                         --------------------
                                      Name:  Bret H. Bero
                                           ------------------
                                      Title:  Partner
                                            -----------------

                                      NOVIENT, INC.


                                      By: /s/ R. Halsey Wise
                                         --------------------
                                      Name:  R. Halsey Wise
                                           ------------------
                                      Title:  President
                                            -----------------

                                   SCHEDULE 1

The term "Professional Services Automated Software" as used in this Alliance Agreement includes:

         Novient eServices - Resources



         The above product includes:

         (i)      Novient eServices Platform

                  -        OLAP Analysis (Viewer must be licensed separately)

                  -        Standard/Ad Hoc Reporting

                  -        Knowledge Repository

                  -        Microsoft Office and Project Integration

                  -        Seagate Crystal Reports Integration

                  -        System and Security Administration

                  -        Intelligent Server Network (DAIC)

                  -        Anonymous View

                  -        Decision Dashboard

                  -        Service Agents

                  -        Service Support

                  -        Online Help

                  -        Crystal Reports for use with Novient Software



         (ii)     Novient eServices Tools

                  -        Bulk Load Utility

                  -        Published API's for Front and Back Office Integration

Professional Services Automated Software also includes all revisions, patches, fixes, new releases and other improvements to the Software, including support services deliverables, provided to Andersen Consulting and/or its affiliates under this Alliance Agreement, the Software License Agreement, dated as of the date hereof, between Proquire LLC and Novient or any other agreement between the parties.

                                   SCHEDULE 2

The following table describes the printed documents that the Novient documentation group will produce for release 5.0. The following documents comprise the "Documentation" referenced in the Alliance Agreement.

GUIDE                               DESCRIPTION
5.0 Release Notes                   Provide information on changes to Novient
                                    eServices for Release 5.0.

Associate User Training Guide       Provides instructions for maintaining a
                                    consultant profile, which includes skills,
                                    proficiencies, resume, and availability
                                    dates.

eServices User Guide                Provides the necessary information for
                                    master accounts and accounts to get familiar
                                    with the basic functions of Novient
                                    eServices.

Scalability Guide                   Describes the scalability and the
                                    performance that you can expect and
                                    discusses the configuration of the
                                    Information Consulting Network (ICN) server.
                                    ICN is a service that we provide to
                                    companies to lease the use of Novient
                                    eServices on our server via the Internet.

Security Guide                      Describes some of the methods currently in
                                    use and some that are available to further
                                    protect the data. This information is based
                                    on the features in Novient eServices.

Administrator's Guide               Serves as a guide for the system
                                    administrator in configuring the base
                                    settings of Novient eServices and in
                                    performing the following types of
                                    maintenance: room, company, account,
                                    property, folder, and skill.

Application Programming             Explains how to use the application
Interface Guide                     programming interface (CX API), which allows
                                    you to access the database through code.


Batch Application Programming       Provides instructions for adding or updating
Interface Guide                     data in Novient eServices Guide tables from
                                    an input file

Bulk Load Guide                     Provides the necessary information to:

GUIDE                               DESCRIPTION
                                    Copy the Bulk Load Utility programs

                                    Create input files containing the data to be loaded into Novient eServices

                                    Upload the data into Novient eServices

Installation Guide                  Provides instructions for installing and
                                    setting up Novient eServices.

Service Analyzer Installation       Provides system requirements and procedures
Guide                               for adding Novient Service Analyzer to your
                                    Novient eServices system.

Reporting Dictionary Reference      Describes the layout of the tables in the
Guide                               Novient Reporting Dictionary, CX_Report,
                                    which is a Crystal Reports dictionary.

Master Reports Guide                Describes and illustrates the master reports
                                    provided with Novient eServices.

Standard Reports Guide              Describes and illustrates the standard
                                    reports provided with Novient eServices.

Manager's Workbench Guide           Describes the workbench views you can
                                    produce within Novient eServices.

MS Project Interface Guide          Describes how Novient eServices interfaces
                                    with MS Project.

Alliance Management Guide           Discusses how to configure and maintain a
                                    multi-company, multi-room Novient eServices
                                    system similar to the InfoWave ICN servers.
                                    This type of system is referred to as a
                                    Partner Novient system throughout this
                                    document.

                                    EXHIBIT A

                           PROSPECT REGISTRATION FORM

                        FOR _____________________________

                                DATE ___________

This Prospect Registration Form between Andersen Consulting LLP ("Andersen Consulting") and Novient, Inc. ("Novient") is subject to the terms of the Master Alliance Agreement between the parties and dated May 31, 2000, unless otherwise noted herein.

REGISTERED PROSPECT PROJECT

Name:

Project (Opportunity) Description: [Describe nature of opportunity. Include information such as schedule, revenue potential, key tasks, special support needs from Novient, etc. Typical language would describe that Andersen Consulting will be the prime contractor and will be responsible for overall project success, overall client management, workplans, project reporting, definition of user requirements, new business processes, integration with client legacy systems and system testing.].

ANDERSEN CONSULTING CONTACTS

Client (Engagement) Partner Name, Location, Phone, Fax, Email:

Project Manager Name, Location, Phone, Fax, Email:

Relationship Manager Name, Location, Phone, Fax, Email:


NOVIENT CONTACTS

Channel Manager Name, Location, Phone, Fax, Email:

Account Manager Name, Location, Phone, Fax, Email:


REGISTERED PROSPECT CONTACTS

Client Name, Location, Phone, Fax, Email:

RFP/RFI INFORMATION

Issue Date:
           -----------------------
Due Date:
         -------------------------

Notes:


DESCRIPTION OF MINIMUM PRESALES ACTIVITIES

Andersen Consulting Presales Activities:

Novient Presales Support Committed:

IN WITNESS WHEREOF, the parties hereto have duly executed this Prospect Registration Form as of the date first written above.

[ANDERSEN CONSULTING OR AFFILIATE'S LEGAL NAME]      NOVIENT, INC.

-----------------------------------------------      --------------------------------------

Name:                                                Name:
     ------------------------------------------           ---------------------------------

Title:                                               Title:
      -----------------------------------------            --------------------------------